                                                                     EXHIBIT 2.2





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              AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT


                                         OF


                                     SNAP! LLC

                        A DELAWARE LIMITED LIABILITY COMPANY


                             Dated as of June 30, 1998







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


          THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "AGREEMENT") is made as of the 30th day of June, 1998, by and between NBC Multimedia, Inc., a Delaware corporation (together with its successors, "NBC MULTIMEDIA") and a wholly-owned subsidiary of National Broadcasting Company, Inc., a Delaware corporation (together with its successors, "NBC") and CNET, Inc., a Delaware corporation (together with its successors, "CNET").


                                 W I T N E S S E T H:

          WHEREAS, NBC Multimedia and CNET filed a Certificate of Formation on June 5, 1998 for this limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act;

          WHEREAS, a Limited Liability Agreement for this limited liability company was duly adopted by NBC Multimedia pursuant to and in accordance with the Delaware Limited Liability Company Act on June 25, 1998 (the "Original Agreement");

          WHEREAS, NBC Multimedia and CNET wish to amend and restate in its entirety the Original Agreement in accordance with the further provisions of this Agreement;

          NOW, THEREFORE, NBC Multimedia and CNET hereby duly adopt this Agreement pursuant to and in accordance with the Delaware Limited Liability Company Act and in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, NBC Multimedia and CNET hereby agree as follows:


                                     ARTICLE I.

                                    DEFINITIONS

          1.1 DEFINITIONS. (a) As used herein, the following terms shall have the following meanings:

          "ADDITIONAL CALL UNITS" means, with respect to each issuance of New Units prior to the earlier of the termination of the NBC Call or the purchase of the Call Units upon exercise of the NBC Call, a number of Units equal to (a) the aggregate number of New Units purchased by the CNET Holders pursuant to the exercise of their rights pursuant to Section 3.4 in respect of such issuance MINUS (b) the maximum aggregate number of New Units that the CNET Holders could have purchased pursuant to Section 3.4 in connection with such issuance of New Units had the NBC Call been exercised (whether or not then exercisable pursuant to Section 7.4) prior to such new issuance and the Call Units therefore been owned by NBC Multimedia rather than CNET.


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

          "ADJUSTED PERCENTAGE INTEREST" means the Percentage Interests of all NBC Holders and CNET Holders calculated as if (i) the NBC Option were fully exercised and the Units issuable upon exercise of the NBC Option were held by NBC Multimedia (unless the NBC Option has been fully exercised or has terminated, in which event no adjustment will be made with respect to the NBC Option) and (ii) the only Units outstanding were the Units owned by the NBC Holders and the CNET Holders.

          "AFFILIATE" means with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise. Notwithstanding the foregoing, MSNBC Multimedia News, LLC and MSNBC Cable LLC and their respective successors and assigns shall not be considered "Affiliates" of NBC or NBC's Affiliates for purposes of this Agreement.

          "AGGREGATE ADDITIONAL CALL UNITS" means, at any time, the aggregate number of Additional Call Units resulting from all issuances of New Securities.

          "AVAILABLE CASH FLOW" means, with respect to any Fiscal Year or other period, the sum of all cash receipts of the LLC from any and all sources, less all cash disbursements (including loan repayments, capital improvements and replacements) and a reasonable allowance for Reserves, contingencies and anticipated obligations as determined by the Managers.

          "BUSINESS DAY" means a day that is not a Saturday or Sunday or day on which commercial banks are authorized by law to close in New York City or San Francisco.

          "CALL UNITS" means the sum of (a) 4,387,500 Units plus (b) the number of Aggregate Additional Call Units.

          "CAPITAL CONTRIBUTION" means the total amount of cash and the agreed fair market value (net of liabilities) contributed to the LLC by a Member.

          "CERTIFICATE OF FORMATION" means the certificate of formation filed with the Secretary of State for the purpose of forming the LLC.

          "CNET HOLDER" means (i) CNET and its Permitted Transferees and (ii) any Member not described in clause (i) who holds Units originally issued to a Person described in clause (i) hereof. Any Member described in clause (ii) hereof who holds (x) Units originally issued to a Person described in clause (i) hereof and (y) Units originally issued to any Person not described in clause (i) hereof will be a "CNET Holder" only with respect to the Units described in clause (x).


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

          "CODE" means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).

          "CONTRIBUTION AGREEMENT" means the Contribution Agreement dated as of June 4, 1998 between NBC and CNET.

          "DEPRECIATION" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery reduction allowable with respect to an asset for such Fiscal Year or other period.

          "DISSOLUTION" means the earlier of (a) the date upon which the LLC is terminated under the Statute, or any similar provision enacted in lieu thereof, or (b) the date upon which the LLC ceases to be a going concern.

          "FISCAL YEAR" means (i) each 12-month period (or such shorter period in the case of 1998) ending on December 31, or (ii) if after the date of this Agreement the taxable year is required by the Code to be a period other than the period described in clause (i), then each 12-month period which is the taxable year of the LLC determined in accordance with the requirements of the Code;
(iii) the period from the day after the end of the most recently ended Fiscal Year until the date the term of the LLC ends, and (iv) for purposes of making allocations of Net Income and Net Loss, Fiscal Year means any portion of a taxable year of the LLC to the extent required to comply with Section 706 of the Code.

          "GE" means the General Electric Company, a New York corporation, together with its successors.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "INDEBTEDNESS" of any Person means all obligations of such Person for borrowed money, including guarantees, and all reimbursement obligations in respect of outstanding letters of credit (measured assuming such letters of credit are drawn in full).

          "INITIAL MEMBERS" means NBC Multimedia and CNET or their respective Permitted Transferees of their Units in accordance with the provisions of
Section 7.1 hereof.

          "INITIAL PUBLIC OFFERING" means the initial offer for sale of Securities pursuant to an effective registration statement filed under the Securities Act which results in an active trading market in such Securities (it being understood that such an active trading market shall be deemed to exist if, among other things, such Securities are listed on the NASDAQ Stock Market or another national securities exchange).

          "INTEREST" or "LLC INTEREST" means a limited liability company interest in the LLC as provided in this Agreement and under the Statute and includes any and all rights and benefits to which the holder of such Interest may be provided under this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. Interests shall be expressed as a number of Units.

          "LLC" means Snap! LLC, a Delaware limited liability company.

          "LLC MINIMUM GAIN" means the amount determined by computing with respect to each nonrecourse liability of the LLC, the amount of gain (of whatever character), if any, that would be realized by the LLC if it disposed (in a taxable transaction) of the Property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed as set forth in Regulations Section 1.704-2(d).

          "LIENS" shall mean any claim, lien (statutory or other), pledge, option, charge, easement, security interest, right-of-way, encroachment, encumbrance, mortgage, or other rights of third parties.

          "MAXIMUM GUARANTEED AMOUNT" means $27 million of which (x) not more than $21 million shall consist of Indebtedness incurred to finance the operations of the LLC (excluding amounts incurred pursuant to clauses (y) and (z)), (y) not more than $2.75 million of which consists of working capital financing and (z) not more than $3.25 million consists of cash deposits or reimbursement obligations for letters of credit securing the LLC's obligations under the One Beach Street lease, PROVIDED that the Maximum Guaranteed Amount will be reduced by the aggregate proceeds from all exercises of the NBC Option (with such reduction being applied first against clause (x), then against clause
(y) and last to reduce clause (z)), PROVIDED, FURTHER that the Maximum Guaranteed Amount will be reduced to the outstanding amount of guaranteed Indebtedness if one or more claims for indemnification are made pursuant to
Section 8.1(i) of the Contribution Agreement and NBC Multimedia believes in good faith that the amount of Losses and Expenses, when taken together with all Losses and Expenses in respect of all other claims pursuant to Section 8.1(i), could reasonably be expected to exceed $10 million.

          "MEMBER" means a Person (a) (i) who is an Initial Member, (ii) who is a transferee of an Interest in accordance with the provisions of Article VII or
(iii) to whom a new Interest is issued pursuant to Section 3.3 and (b) who has not resigned or withdrawn as a Member or been dissolved. Reference to a "Member" shall be to any one of the Members.

          "MEMBER NONRECOURSE DEBT" has the meaning set forth in Regulations
Section 1704-2(b)(4).

          "MEMBER NONRECOURSE DEBT MINIMUM GAIN" means an amount, with respect to each Member Nonrecourse Debt, equal to the LLC Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the LLC, determined in accordance with Regulations Sections 1.704-2(i)(3).

          "MEMBER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(i)(2). The amount of Member Nonrecourse Deductions with respect to a


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

Member Nonrecourse Debt for a Fiscal Year of the LLC equals the excess (if any) of the net increase (if any) in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears (or is deemed to bear) the economic loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).

          "NBC HOLDER" means (i) NBC Multimedia and its Permitted Transferees and (ii) any Member not described in clause (i) who holds Units originally issued to a Person described in clause (i) hereof. Any Member described in clause (ii) hereof who holds (x) Units originally issued to a Person described in clause (i) hereof and (y) Units originally issued to any Person not described in clause (i) hereof will be a "NBC Holder" only with respect to the Units described in clause (x).

          "NET PROFITS" and "NET LOSS" mean, for each Fiscal Year or other period, an amount equal to the LLC's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (i) Any income of the LLC that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

          (ii) Any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

          (iii) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the fair market value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its fair market value;

          (iv) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

          (v) Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction which are specifically allocated shall not be taken into account in computing Net Profits or Net Loss.

          "PERCENTAGE INTERESTS" means, with respect to any Member, such Member's Interest expressed as a percentage of all Interests of all Members, determined by dividing the number of Units owned by such Member by the total number of Units then outstanding. The Percentage Interests of the Members at any time will be determined by reference to Schedule 1.1.

          "PERMITTED TRANSFER" means any Transfer by a Member of a portion of or all of its Interest, PROVIDED that such Transfer otherwise complies with the conditions and restrictions of this Agreement.

          "PERMITTED TRANSFEREE" means (a) with respect to NBC Multimedia and its Permitted Transferees, (x) NBC, (y) any Subsidiary of NBC and (z) any wholly-owned Subsidiary of GE and (b) with respect to CNET and its Permitted Transferees, (i) CNET and (ii) any Subsidiary of CNET.

          "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "PROPERTY" means the assets of the LLC and its subsidiaries, both tangible and intangible.

          "REGULATIONS" means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

          "RESERVES" means funds set aside from Capital Contributions or gross cash revenues as reserves. Such Reserves shall be maintained in amounts reasonably deemed sufficient by the Managers for working capital and the payment of taxes (other than income taxes), insurance, debt service, repairs, replacements, renewals, or other costs or expenses incident to the Business of the LLC, or in the alternative, the Dissolution of the LLC.

          "SECRETARY OF STATE" means the Secretary of State of the State of Delaware.

          "SECURITIES" means shares of common stock or other securities other than debt of a corporation into which the LLC is converted at a future date.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

          "SNAP! BUSINESS" means the (i) design, creation, operation, maintenance and marketing of the Snap! Site, including customized versions of the Snap! Site developed for third party distribution partners, (ii) marketing and sale of advertising or other promotional content for


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

transmission on the Snap! Site, (iii) the provision of Snap!-branded search services and directory listings to third parties for display on third party web sites; and (iv) all business activities incidental to or required in connection with the foregoing.

          "SNAP! SITE" means the Internet site currently accessible from the World Wide Web at http://www.snap.com and any co-branded edition of such site developed for Snap! distribution partners.

          "STATUTE" means the Delaware Limited Liability Company Act (6 DEL.C.
Section 18-101, ET SEQ.), as amended from time to time, (or any corresponding provision or provisions of any succeeding law).

          "SUBSIDIARY" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns or has the right to acquire, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "UNIT" means a fractional, undivided share of the Interests of all Members. The number of Units outstanding and the holders thereof are set forth on Exhibit 1.1, as such Exhibit may be amended from time to time pursuant to Sections 3.3 and 7.1(a). If determined by the Board of Managers, the ownership of Units shall be evidenced by a certificate in a form approved by the Board of Managers.

          (b) As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in the Section set forth opposite such term:



          Term                                                 Section
          ----                                                 -------
          Adjusted Aggregate CNET Valuation                    7.5(b)(ii)
          Adjusted Aggregate NBC Valuation                     7.5(b)(ii)
          Aggregate CNET Valuation                             7.5(b)(i)
          Aggregate NBC Valuation                              7.5(b)(i)
          Budget                                               6.4(a)
          Business of the LLC                                  2.5
          Buy/Sell Valuation                                   7.5(b)
          Call Exercise Period                                 7.4
          Capital Account                                      3.5(c)
          CNET Buy/Sell Valuation Price                        7.5(b)(v)
          CNET Exercise Notice                                 7.5(a)
          CNET Exercise Period                                 7.5(a)
          CNET Veto                                            7.5(a)
          Fair Market Value                                    7.4(b)
          First NBC Notice                                     7.5(a)
          First Valuation Right                                7.5(a)


                                          7

          5% Member                                            8.1(b)
          Indemnitee                                           10.1
          Independent Firm                                     7.4(b)
          Initial Budget                                       6.4(a)
          NBC Buy/Sell Valuation Price                         7.5(b)(iv)
          NBC Call                                             7.4(a)
          NBC Option                                           7.3
          NBC Valuation Notice                                 7.5(a)
          New Units                                            3.4(c)
          Majority Members                                     7.7
          Managers                                             6.1
          Officers                                             6.2
          Option Exercise Period                               7.3
          Option Price                                         7.3
          Option Units                                         7.3
          Option Revised Buy/Sell Valuation                    7.5(b)(ii)
          Option Revised Buy/Sell Per Unit Valuation           7.5(b)(ii)
          Other Members                                        7.7
          Preliminary Buy/Sell for Unit Valuation              7.5(b)(i)
          Proposed FMV                                         7.4(b)
          Tax Matters Partner                                  8.4
          Third-Party Sale                                     7.7
          Transfer                                             7.1
          Transferee                                           7.1
          Transferring Members                                 7.7
          Trigger Date                                         7.5(c)


                                    ARTICLE II.

                               ORGANIZATIONAL MATTERS

     2.1 FORMATION OF LLC; NAME. The Initial Members have formed the LLC pursuant to the provisions of the Statute by filing the Certificate of Formation with the Secretary of State. The name of the LLC is "Snap! LLC", a Delaware limited liability company. The LLC may conduct business under such names(s) as may be selected by the Managers.

     2.2 PRINCIPAL OFFICE. The LLC shall maintain its principal place of business at One Beach Street, San Francisco, California, or any other location as may be selected by the Managers.

     2.3 AGENT FOR SERVICE OF PROCESS. The LLC shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the LLC in the State of Delaware. The name and address of the LLC's agent for service of process is The Corporation


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

Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware or such other agent as the Managers designate in accordance with the Statute.

     2.4 DURATION. The existence of the LLC shall be perpetual after the date of the filing of the Certificate of Formation with the Secretary of State, unless the LLC is terminated or dissolved sooner in accordance with the provisions of this Agreement.

     2.5 BUSINESS AND PURPOSE OF THE LLC. The purpose of the LLC is to operate and pursue the Snap! Business, directly or indirectly through Subsidiaries, and to expand its activities as management and the Board of Managers deem necessary or appropriate to advance its business or value as a General Internet Portal Service (as defined in the Preferred Carriage Agreement (as defined in the Contribution Agreement)), including without limitation by (i) adding additional product features such as web page hosting, HTML mail, instant messaging, specialized searching, etc.; (ii) expanding into international markets; (iii) expanding into alternate platforms and delivery technologies (e.g., WebTV, consumer devices, etc.); and (iv) forming alliances with or pursuing acquisitions of content providers, distributions, technology providers, competitors and others, and related businesses (collectively, the "BUSINESS OF THE LLC"). In connection with the foregoing, the LLC will seek to maximize its value to its equity owners by capitalizing on the resources of NBC and CNET, but without sacrificing the interests of the LLC to the interests of NBC or CNET.

     2.6 EFFECTIVE DATE OF AGREEMENT. This Agreement shall be effective as of the date of formation of the LLC.


                                    ARTICLE III.

                    CAPITAL CONTRIBUTIONS AND ISSUANCES OF UNITS

     3.1 INITIAL CONTRIBUTIONS. Subject to the terms and conditions of the Contribution Agreement, on the Closing Date (as defined in the Contribution Agreement) the Initial Members shall make initial contributions in accordance with the provisions of the Contribution Agreement.

     3.2 ADDITIONAL CONTRIBUTIONS. Except as expressly set forth herein or as otherwise required by law, no Member shall be required to (a) make any additional Capital Contributions, (b) make any loan, (c) cause to be loaned any money or other assets to the LLC or (d) guarantee any obligations of the LLC.

     3.3 ISSUANCE OF ADDITIONAL UNITS. Subject to Section 3.4 and Section 6.3, the Board of Managers is hereby authorized to cause the LLC to issue to Members or other Persons (including, without limitation, in connection with the contribution of property to the LLC) on such terms as the Board of Managers shall determine, additional Units representing additional LLC Interests. Any issuance of additional Units to a Person who is not a Member shall be conditioned on such Person executing and delivering to the LLC a written agreement in form and substance satisfactory to the Board of Managers whereby such Person agrees to be bound by the terms of this Agreement. Upon the issuance of any additional Units pursuant to this
Section 7.3, Schedule 1.1 will be amended to reflect such issuance.

     3.4  RIGHT OF FIRST REFUSAL FOR NEW UNITS.    (a) The LLC hereby grants to
each NBC Holder and each CNET Holder a pro rata right of first refusal to purchase any New Units which the LLC may, from time to time, propose to sell. Such pro rata right of first refusal shall allow each NBC Holder and each CNET Holder to purchase in accordance with this Section 3.4 a number of the New Units equal to the product of (x) the number of New Units proposed to be sold multiplied by (y) such Member's Adjusted Percentage Interest. Notwithstanding the foregoing, with respect to each issuance of New Securities prior to the earlier of the termination of the NBC Call or the purchase of the Call Units upon exercise of the NBC Call, the number of New Units that may be purchased by NBC Multimedia pursuant to this Section 3.4 in respect of any issuance of New Units shall be increased by the aggregate amount of any New Units which the CNET Holders determine not to purchase pursuant to this Section 3.4, PROVIDED that the maximum number of additional New Units that NBC Multimedia will have the right to purchase as a result of this sentence in respect of each issuance of New Units shall equal the product of (x) the Adjusted Percentage Interest represented by the Call Units at the time of such issuance multiplied by (y) the number of New Units proposed to be sold.

          (b) In the event the LLC proposes to issue New Units, it shall give each NBC Holder and each CNET Holder written notice of its intention to issue New Units, the purchase price therefor (which shall be payable solely in cash) and the terms upon which the LLC proposes to issue the same. Each NBC Holder and each CNET Holder shall have 30 days from the date such notice is received to determine whether to purchase all or any portion of such New Units (up to the maximum number such NBC Holder or CNET Holder has the right to acquire pursuant to Section 3.4(a)) for the purchase price and upon the terms specified in the LLC's notice by giving written notice to the LLC and stating therein the quantity of New Units to be purchased. The right of first refusal granted hereunder shall terminate with respect to any NBC Holder or CNET Holder if not exercised by such NBC Holder or CNET Holder within thirty (30) days after receipt of such notice from the LLC.

          (c) "NEW UNITS" shall mean any additional Units proposed to be sold by the LLC; PROVIDED, HOWEVER, that the term "New Units" shall not include (i) Units issued upon the exercise of the NBC Option, (ii) Units issued in connection with any distribution to Members or recapitalization among the Members of the LLC, (iii) Units issued by the LLC pursuant to a bona fide acquisition of another corporation, partnership or other business or entity or a material portion of the assets thereof, by merger, purchase of assets or otherwise, (iv) Units issued for compensation-related purposes to employees, officers or directors of the LLC or (v) Units issued in connection with an Initial Public Offering.

          (d) The obligations of the LLC under this Section shall terminate immediately upon the closing of an Initial Public Offering.

     3.5  RIGHTS WITH RESPECT TO CAPITAL.    (a)  No Member shall have the right
to withdraw, or receive any return of, its Capital Contribution, and no Capital Contribution may be returned in the form of property other than cash except as specifically provided herein.

          (b) Except as expressly provided in this Agreement, no Capital Contribution of any Member shall bear any interest or otherwise entitle the contributing Member to any compensation for use of the contributed capital.

          (c) A separate capital account ("CAPITAL ACCOUNT") shall be maintained for each Member. For book purposes, each Member's Capital Account will be separated into a contribution account and an income (loss) account and will be maintained according to generally accepted accounting principles.
Section 3.7 below describes the appropriate accounting treatment of the Capital Accounts maintained for tax purposes.

          (d) In the event an Member transfers an Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

     3.6  RULES OF ADJUSTMENT OF CAPITAL ACCOUNTS.    The Capital Account of
each Member shall be increased by:

          (i)    such Member's cash contributions to the LLC;

          (ii) the agreed fair market value of property contributed by such Member (net of liabilities secured by such contributed property that the LLC is considered to assume or take subject to under Code Section 752); and

          (iii)  all items of Net Profits allocated to such Member pursuant to
     Article IV or other provisions of this Agreement.

          (b)    The Capital Account of each Member shall be decreased by:

          (i)    the amount of cash distributed to such Member;

          (ii) the agreed fair market value of all actual and deemed distributions of property made to such Member pursuant to this Agreement (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to under Code Section 752); and

          (iii) Net Loss allocated to such Member pursuant to Article IV or other provisions of this Agreement.

          (c) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations Section. To the extent such provisions are inconsistent with such Regulations Section or are incomplete with respect thereto, Capital Accounts shall be maintained in accordance with such Regulations Section.

     3.7 ADMISSION OF ADDITIONAL MEMBERS. The Board of Managers may admit one or more Persons as additional Members ("Additional Members"). Each Additional Member shall: (i) agree to be bound by the provisions of this Agreement; (ii) execute and deliver such documents as the Board of Managers deems appropriate in connection therewith; and (iii) contribute to the LLC the agreed upon Capital Contribution in exchange for Units.

     3.8 REVALUATION. Upon the admission of Additional Members, the Capital Accounts of the Members shall be increased or decreased, as the case may be, to reflect the gross asset values of the LLC's assets pursuant to Regulation
Section 1.704-1(b)(2)(iv)(g). The amount of any such increase or decrease shall be allocated among the Members as if such increase or decrease constituted income or loss, respectively, in accordance with the allocation provisions set forth in Article IV.


                                    ARTICLE IV.

                            ALLOCATION AND DISTRIBUTIONS

     4.1 ALLOCATION OF NET PROFITS AND LOSSES. Except as otherwise provided in this Article IV, Net Profits and Net Loss of the LLC in each Fiscal Year shall be allocated among the Members in accordance with the following:

          (a)    Net Profits shall be allocated among the Members as follows:

          (i) first, to each of the Members until the cumulative Net Profits allocated to such Member pursuant to this Section 4.1(a) is equal to the cumulative Net Loss allocated to the Member pursuant to Section 4.1(b) for any prior period;

          (ii) thereafter, to the Members in accordance with their respective Percentage Interests.

          (b) Except as otherwise provided in this Article IV, Net Loss shall be allocated among the Members as follows:

          (i) first, to offset any Net Profits allocated pursuant to Section 4.1(a) hereof not otherwise reduced by a prior allocation of Net Losses (pro rata in proportion to their shares of Net Profits being offset); and

          (ii) thereafter to the Members in accordance with their respective Percentage Interests.

          (c) If a Member would at any time receive, but for this Section 4.1(c), an allocation of deduction, loss, or expenditure that would cause or increase a deficit balance in such Member's Capital Account in excess of any amount of such deficit balance that the Member is obligated to restore or deemed obligated to restore (as determined in accordance with Treasury Regulations
Section 1.704-1(b)(2)(ii)(c)), then the portion of such allocation that would cause or increase such deficit Capital Account balance shall be specially allocated to the other Members, if any, with positive Capital Account balances in proportion to such balances. The loss limitation under this Section 4.1(c) is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(ii)(d), including the reductions described in subparagraphs (4), (5) and (6) therein. Any special allocation of items of deduction, loss, or expenditure pursuant to this Section 4.1(c) shall be taken into account in computing subsequent allocations pursuant to this Article IV, so that the net amount of any items so allocated and all other items of income, gain, loss and deduction allocated to each Member pursuant to this Article IV shall, to the extent possible, and as soon as possible, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of this Article IV as if special allocations pursuant to this Section 4.1(c) had not been made.

     4.2 QUALIFIED INCOME OFFSET. If in any Fiscal Year an Member receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of LLC income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible provided that an allocation pursuant to this Section 4.2 shall be made only if and to the extent that such Member would have a Capital Account deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2 were not in the Agreement. This Section 4.2 is intended to qualify and be construed as a "qualified income offset" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     4.3 MINIMUM GAIN CHARGEBACK. If there is a net decrease in LLC Minimum Gain during a Fiscal Year, each Member will be allocated, before any other allocation under this Article IV, items of income and gain for such Fiscal Year (and if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Member's share of the net decrease in LLC Minimum Gain determined in accordance with Regulations Section 1.704-2(g)(2). This Section
4.3 is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of Regulations Section 1.704-2(f).

     4.4  MEMBER NONRECOURSE DEBT MINIMUM GAIN CHARGEBACK.   Notwithstanding any
other provision of this Article IV, but except Section 4.3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to an Member Nonrecourse Debt during any Fiscal Year of the LLC, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 4.4 is intended to comply with a minimum gain chargeback requirement of that Section of the Regulations and shall be interpreted consistently therewith.

     4.5 MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

     4.6 SPECIAL ALLOCATIONS. Any special allocations of items of Net Profits pursuant to Sections 4.3, 4.4 and 4.5 shall be taken into account in computing subsequent allocations of Net Profits pursuant to Section 4.1, so that the net amount of any items so allocated and the gain, loss and any other item allocated to each Member pursuant to Section 4.1 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article if such special allocations had not occurred.

     4.7  FEES TO MEMBERS OR AFFILIATES.  Notwithstanding the provisions of
Section 4.1, in the event that any fees, interest, or other amounts paid to any Member or any Affiliate thereof pursuant to this Agreement or any other agreement between the LLC and any Member or Affiliate thereof providing for the payment of such amount, and deducted by the LLC in reliance on Section 707(a) and/or 707(c) of the Code, are disallowed as deductions to the LLC on its federal income tax return and are treated as LLC distributions, then:

          (a) the Net Profits or Net Loss, as the case may be, for the Fiscal Year in which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as LLC distributions; and

          (b) there shall be allocated to the Member to which (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 4.1, an amount of gross income for the Fiscal Year equal to the amount of such fees, interest, or other amounts that are treated as LLC distributions.

     4.8 SECTION 704(C) ALLOCATION. Any item of income, gain, loss, and deduction with respect to any property (other than cash) that has been contributed by an Member to the capital of the LLC and which is required or permitted to be allocated to such Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution shall be allocated to such Member solely for income tax purposes in the manner so required or permitted.

                                     ARTICLE V.

                        DISTRIBUTIONS OF AVAILABLE CASH FLOW

     5.1 AVAILABLE CASH FLOW. The timing and amount of all distributions of Available Cash Flow of the LLC shall be determined by the Managers. Except as provided in Sections 9.2 and 9.3, all distributions of Available Cash Flow shall be made to the Members pro rata in accordance with their respective Percentage Interests at the time of the distribution.


                                    ARTICLE VI.

                                     MANAGEMENT

     6.1  MANAGERS.    (a)    The LLC shall be managed by a Board of Managers
consisting of seven (7) Managers (individually a "MANAGER" or collectively, the "MANAGERS") or such other number (but in no event fewer than five) as may be established by (x) agreement of Members holding Units representing an aggregate Percentage Interest in excess of 50%, which Members must include both CNET and NBC Multimedia, (y) NBC Multimedia in its discretion after the exercise of the NBC Option in an amount that results in the NBC Holders owning more Units than the CNET Holders or (z) CNET in its discretion if the NBC Option terminates without being exercised in an amount that results in the NBC Holders owning more Units than the CNET Holders. Two Managers shall be appointed by CNET as long as CNET and its Permitted Transferees own in the aggregate Units representing a Percentage Interest of at least 10% and the remainder of the Managers shall be appointed by NBC Multimedia and/or its assignees (which may include transferees of its Units); PROVIDED that in the event the number of Managers is adjusted, NBC Multimedia shall in all cases have the right to appoint a majority of the Managers and, PROVIDED FURTHER that in the event NBC Multimedia assigns its right to designate any Manager to any Person other than a Permitted Transferee of NBC Multimedia, CNET will thereafter have the right to designate a number of Managers equal to the product of the aggregate Percentage Interest of CNET and its Permitted Transferees multiplied by the total number of Managers (rounded to the nearest whole number, but in no event less than one or, if the aggregate Percentage Interest of CNET and its Permitted Transferees is at least 10%, two). Anything in this Section 6.1(a) to the contrary notwithstanding, in the event that the NBC Option terminates without being exercised in full, each of CNET and NBC Multimedia will thereafter have the right to designate a number of Managers equal to the product of the aggregate Adjusted Percentage Interest of such Member and its Permitted Transferees multiplied by the total number of Managers (in each case rounded to the nearest whole number, but in no event less than one). Each of CNET and NBC Multimedia shall have the right to designate replacements of those Managers appointed by it, and each Member agrees to vote its Interest and any Interests which it controls in favor of the designees of CNET and NBC Multimedia. The initial Managers shall be Tom Rogers, Marty Yudkovitz, Scott Sassa, Neil Braun and Mark Begor as NBC's appointees and Halsey Minor, Shelby Bonnie, Tom Melcher and Douglas Woodrum as CNET's appointees. The Managers shall appoint by majority vote one of the Managers to preside at meetings of the Board of Managers.

          (b) The Board of Managers has, subject to the control of the Members, general supervision, direction and control of the business of the LLC. The Board of Managers shall have the general powers and duties typically vested in the board of directors of a corporation and all other powers and duties over the LLC and its business except as expressly provided elsewhere in this Agreement. The Managers shall comply with applicable law and their fiduciary obligations to the LLC and the Members (which fiduciary obligations will not be affected by any expiration of CNET's rights under Section 6.3). Pursuant to their discretion to do so under this Section 6.1, the Members hereby delegate to each of the Managers the nonexclusive power and authority to act as an agent of the LLC and, in such capacity, to bind the LLC in the ordinary course of the LLC's business and to execute any and all documents to be signed by the LLC.

          (c) Except as otherwise set forth in this Agreement, an action or decision of the Board of Managers shall require the consent or vote of a majority of the Managers. A majority of the total number of incumbent Managers shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board of Managers, and except as otherwise provided in this Agreement or by the Statute, the action of a majority of the Managers present at any meeting at which there is a quorum, when duly assembled, is valid. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Managers, if any action taken is approved by a majority of the required quorum for such meeting. No Member, acting solely in its capacity as a Member, shall have the power and authority to act for and bind the LLC unless such matter has been approved by the Managers as set forth herein.

          (d) Meetings of the Board of Managers shall be held at the principal office of NBC, CNET or the LLC, unless some other place is designated in the notice of the meeting. Any Manager may participate in a meeting through use of a conference telephone, video conference or similar communication equipment so long as all Managers participating in such a meeting can hear one another. Accurate minutes of any meeting of the Board of Managers shall be maintained by the Officer designated by the Board of Managers for that purpose.

          (e) Special meetings of the Board of Managers for any purpose may be called at any time by the person selected to preside at meetings of the Board of Managers. Unless waived by the Board of Managers, at least three business days notice of the time and place of any meeting of the Board of Managers shall be delivered personally to each of the Managers or personally communicated to them by an officer of the LLC by telephone, and confirmed in writing by facsimile, or communicated by Federal Express or other comparable overnight courier service (receipt requested). Notice shall be transmitted to the last known facsimile number or address of the Manager as shown on the records of the LLC. Such notice as above provided shall be considered due, legal and personal notice to such Manager. With respect to a special meeting which has not been duly called or noticed pursuant to the foregoing provisions, all transactions carried out at the meeting are as valid as if had at a meeting regularly called and noticed if: (i) all Managers are present at the meeting, and sign a written consent to the holding of such meeting, (ii) if a majority of the Managers are present and if those not present sign a waiver of notice of such meeting or a consent to holding the meeting or an approval of the minutes thereof, whether prior to or after the holding of such meeting, which waiver, consent or approval shall be filed with the other records of the LLC or (iii) if a Manager attends a meeting without notice and does not protest prior to the meeting or at its commencement that notice was not given to him or her.

          (f) Any action required or permitted to be taken by the Managers may be taken without a meeting and will have the same force and effect as if taken by a vote of Managers at a meeting properly called and notice, if authorized by a writing signed individually or collectively by all, but not less than all, the Managers. Such consent shall be filed with the records of the LLC.

     6.2 OFFICERS. (a) The officers of the LLC (the "OFFICERS") shall include a chief executive officer, chief operating officer, chief financial officer and a controller. The LLC may also have such other officers as the Board of Managers in its discretion appoint or whom may be appointed by the other Officers if specifically authorized to do so by the Board of Managers, all of whom shall be considered "Officers" for all purposes of this Agreement.

          (b) The chief executive officer of the LLC shall, subject to the general direction and control of the Board of Managers, have overall responsibility for the management of the day-to-day operations of the LLC and will be empowered to and will engage in all appropriate and necessary activities to accomplish the purposes of the LLC as set forth herein. At NBC's request, CNET will make available (at no cost to the LLC) its chief executive officer, Halsey Minor, or another senior executive officer of CNET nominated by CNET, to serve as the initial chief executive officer of the LLC until the Board of Managers selects a regular full-time chief executive officer, which is expected to occur within one year after the date hereof. The initial chief executive officer may continue to serve as an officer of CNET and to perform services for CNET with a portion of his business time, provided that he or she devotes the necessary time and attention to the business of the LLC. Prior to an Initial Public Offering, the regular full-time chief executive officer and the chief operating office, chief financial officer and controller of the LLC will be appointed by NBC (subject to the reasonable approval of CNET). Unless otherwise determined by the Board of Managers, among the powers and duties of the chief financial officer will be to have final authority (not subject to the direction or control of the chief executive officer or chief operating officer) and control with respect to all matters relating to the LLC's rights and obligations relating to CNET under the Transition and Technology Sharing Agreement (as defined in the Contribution Agreement).

          (c) Each of the Officers are hereby each designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the LLC (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in a jurisdiction in which the LLC may wish to conduct business. Pursuant to their discretion to do so, the Members hereby delegate to each of the Officers the nonexclusive power and authority to act as an agent of the LLC and, in such capacity, to bind the LLC in the ordinary course of the LLC's business and to execute any and all documents to be signed by the LLC.

     6.3 CNET VETO RIGHTS. The LLC will not take any of the following action without (i) the approval of the Board of Managers pursuant to Section 6.1(c) and
(ii) prior to the earlier of

(x) an Initial Public Offering, (y) NBC's exercise of the NBC Call or (z) the fifth anniversary of the Closing, subject to Section 7.5(a), the approval of at least one Manager appointed by CNET (which approval may be given as part of the approval of the Board of Managers pursuant to Section 6.1(c)):

          (a) directly or indirectly or through any Subsidiary conduct any business other than the Business of the LLC;

          (b)    amend this Agreement;

          (c)    merge or consolidate with or into any other Person;

          (d) sell, transfer or otherwise dispose of all or substantially all of the Property; PROVIDED that a pledge of such Property (and foreclosure thereon) may be made without any such approval to secure any Indebtedness permitted under the exception contained in Section 6.3(h) below to any Person not an Affiliate of the LLC;

          (e) authorize or issue any new Interests except (i) pursuant to the NBC Option, (ii) pursuant to any employee "stock" plan, "phantom stock" plan or option plan or (iii) "stock", "phantom stock" or option to individual employees of the LLC;

          (f) effect the termination, winding-up, liquidation, dissolution or voluntary bankruptcy of the LLC;

          (g) convert the LLC to corporate form pursuant to Section 7.9 hereof;

          (h) incur any Indebtedness, including without limitation in the ordinary course of business; or

          (i)    commit or agree to do any of the foregoing.

     The approval of any of the matters set forth in this Section 6.3 by the Board of Managers in accordance with Section 6.1(c) and this Section 6.3 shall constitute all action necessary for the LLC to take such action and, subject to
Section 6.5(b), no vote or other action of the Members will be required to authorize such matter, PROVIDED that prior to the earlier of (A) expiration of the time period set forth in clause (i) of the first sentence of this Section and (B) termination of the NBC Option without the NBC Option being exercised in full, none of the actions set forth in clauses (a) through (g) will be taken without NBC Multimedia's prior written consent. Subject to Section 6.5(b) each of the Members will take any action with respect to their Units that may be required to effect any matter approved pursuant to this Section 6.3.

     6.4  BUDGET.     (a)     The Initial Members have agreed upon an initial
business plan for the LLC and a budget for the LLC (a "BUDGET") for the period commencing July 1, 1998, copies of which are attached hereto as Exhibit 6.4 (the "INITIAL BUDGET"). All future Budgets shall be substantially in the form of
Exhibit 6.4 unless otherwise agreed by the Board of Managers. Not less than 60 days prior to the end of each fiscal year, the Officers shall submit to the Board of Managers a proposed Budget for the next fiscal year.

          (b) The Members acknowledge that they currently anticipate that, subject to the terms and conditions of this Section 6.4(b), additional financing required by the LLC may be funded by Indebtedness having the terms set forth on
Schedule 6.4(b) hereto and, to the extent not inconsistent with SCHEDULE 6.4(b), such additional terms as may be approved by the Board of Managers. NBC agrees that, pursuant to a guarantee in form and substance reasonably satisfactory to NBC, NBC or one of its Affiliates will guarantee up to the Maximum Guaranteed Amount of such Indebtedness to the extent (and only to the extent) such guaranteed Indebtedness is (i) necessary to cover operating cash requirements of the LLC or obligations described in clause (z) of the definition of Maximum Guaranteed Amount, (ii) provided for in the Initial Budget or a subsequent Budget approved by the Board of Managers and (iii) on the terms set forth on
SCHEDULE 6.4(b) hereto and such other terms as are reasonably acceptable to NBC; PROVIDED that the Members acknowledge and agree that, unless otherwise agreed to by NBC in its sole discretion, any such guarantees shall terminate (and NBC shall have no further obligations or liabilities thereunder) upon the closing of
(A) a purchase of NBC's Interests in the LLC pursuant to Section 7.5 hereof or
(B) an Initial Public Offering. The provisions of this Section 6.4(b) are solely for the benefit of the LLC and no creditor of the LLC shall have any rights arising out of NBC's obligations to the LLC hereunder. In addition, the LLC and each Member acknowledges and agrees that NBC and its Affiliates will not have any obligations or liabilities arising out of or relating to any Indebtedness of the LLC except as expressly provided herein.

     6.5  RELATIONSHIP WITH MEMBERS.    (a)  Except as provided in this
Agreement or any other written agreement, the LLC shall pay no compensation to any Member for their services to the LLC except services provided by Members who are individuals in their capacities as bona fide employees of the LLC.

          (b) Except as provided in the Implementing Agreements (as defined in the Contribution Agreement), the LLC will not enter into any transaction with NBC or any Affiliate of NBC unless (i) such transaction is on terms no less favorable to the LLC than it would obtain in a comparable arm's length transaction with a third party that is not NBC or an Affiliate of NBC or (ii) such transaction is approved by CNET, such approval to not be unreasonably withheld. Except as provided in the Implementing Agreements, the LLC will not enter into any transaction with CNET or any Affiliate of CNET unless (A) such transaction is on terms no less favorable to the LLC than it would obtain in a comparable arm's length transaction with a third party that is not CNET or an Affiliate of CNET or (B) such transaction is approved by NBC Multimedia, such approval to not be unreasonably withheld.

     6.6 EXPENSE REIMBURSEMENT. The LLC shall reimburse the Members for all expenses paid by them on behalf of the LLC as approved from time to time by the Managers, including all costs and expenses of operating and conducting the Business of the LLC including without limitation payments to the LLC's attorneys, auditors, consultants and other outside advisors; expenses associated with the LLC's financial statements and reports and any required tax returns, statements and filings; premiums in connection with liability insurance for the LLC and any other

Persons managing the LLC; and costs and expenses associated with the Dissolution of the LLC. The LLC shall promptly reimburse the Members, the Tax Matters Partner and any of their respective Affiliates to the extent that any such expenses have been paid by such entities. Anything in this Section 6.6 to the contrary notwithstanding, this Section 6.6 will not apply to expenses incurred by Members in their capacities as employees of the LLC, which expenses will be reimbursed to the extent provided by, and in accordance with, the LLC's policies with respect to employees.

     6.7 MEMBERS MEETINGS. Meetings of the Members may be called at any time by any Member or Members with an aggregate Percentage Interest of not less than fifteen percent (15%). Each Member shall have a number of votes equal to the number of Units held by such Member, provided that if, pursuant to the Statute or the terms of this Agreement, a Member is not entitled to vote on a specific matter, then such Member's number of votes and Units shall not be considered for purposes of determining whether approval of the Members has been obtained, in respect of such specific matter. A vote of a majority of the outstanding Units is required to approve any matter unless another vote is expressly provided for in this Agreement or by Statute, PROVIDED that (a) for as long as CNET and its Permitted Transferees hold in the aggregate at lest 5% of the outstanding Units, the approval of CNET will also be required and (b) for as long as NBC Multimedia and its Permitted Transferees hold in the aggregate at least 5% of the outstanding Units the approval of NBC Interactive will also be required. Any action which may be taken at any meeting of Members may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken shall be signed by Members holding in the aggregate the number of Units equal to or greater than the number required to approve such actions.

     6.8 OBJECTIVE OF MANAGEMENT. The objective of management of the LLC will be to maximize the value of the LLC's equity.

     6.9 CONDUCT OF BUSINESS. The LLC shall adopt and maintain at all times policies that correspond to GE's integrity policies as notified in writing to the LLC from time to time.


                                    ARTICLE VII.

                        TRANSFERS OF INTEREST AND CONVERSION

     7.1  GENERAL; RESTRICTIONS ON TRANSFERS.  (a)     All Transfers of
Interests shall be effected by a Transfer of the Unit(s) evidencing such Interests. The transferring Member will provide written notice of such Transfer to the LLC and upon receipt of such notice Schedule 1.1 shall be amended to reflect any Transfer effected in accordance with this Agreement.

          (b) No Member shall sell, transfer, hypothecate, encumber or assign ("TRANSFER"), directly or indirectly, all or any of its Units to any Person (a "TRANSFEREE") (i) without delivering to the LLC a written agreement in form and substance reasonably satisfactory to the Board of Managers executed by the Transferee (including any Permitted Transferee that is not already bound by the terms of this Agreement) to be bound by the terms of this Agreement, provided that this clause shall not apply to a pledge pursuant to SECTION 7.1(c)(ii) or SECTION 7.1(d)(ii), (ii) except in compliance with all applicable federal and state securities laws, (iii) if such Transfer would terminate the LLC for federal income tax purposes and (iv) to the extent prohibited under this Section 7.1.

          (c) Prior to the earlier of (x) the closing of an Initial Public Offering and (y) the five year anniversary of the Closing Date, no NBC Holder will Transfer all or any of its Units (or related Interests) except as follows:
(i) any Transfer to a Permitted Transferee; (ii) the bona fide pledge of any Unit to a financial institution securing bona fide indebtedness for money borrowed advanced by such financial institution in the ordinary course of business; (iii) at any time after exercise of the NBC Option in an amount that results in the NBC Holders owning more Units than the CNET Holders, any Transfer of Units to any Person, PROVIDED that immediately following such Transfer either
(x) NBC Multimedia and its Permitted Transferees own in the aggregate at least 30% of the outstanding Units and have the right to designate a majority of the Board of Managers or (y) NBC Multimedia and its Permitted Transferees own in the aggregate at least 40% of the outstanding Units; or (iv) at any time after termination of the NBC Option without exercise in an amount that results in the NBC Holders owning more Units than the CNET Holders, any Transfer of Units to any Person, PROVIDED that immediately following such Transfer NBC Multimedia and its Permitted Transferees own in the aggregate at least 3,656,250 Units. Any Transfer pursuant to clause (iii) or clause (iv) prior to the completion of an Initial Public Offering will be subject to Section 7.6.

          (d)    Prior to the earlier of (x) the completion of an Initial
Public Offering and (y) the five year anniversary of the Closing Date, no CNET Holder will Transfer all or any of its Units (or related Interests) except as follows: (i) any Transfer to a Permitted Transferee; (ii) the bona fide pledge of any Unit to a financial institution securing bona fide indebtedness for money borrowed advanced by such financial institution in the ordinary course of business; and (iii) Transfers to any Person, PROVIDED that following such Transfer CNET and its Permitted Transferees own in the aggregate at least 12.5% of the outstanding Units at Closing (assuming exercise of the NBC Option, unless the Transfer occurs after the termination of the NBC Option without exercise in full, in which event you assume exercise of the NBC Option only to the extent actually exercised prior to its termination). Anything in the immediately preceding sentence to the contrary notwithstanding, prior to the exercise or termination of the NBC Call, CNET will at all times hold (and CNET may not Transfer) a number of Units equal to the number of Call Units at such time. Any Transfer pursuant to clause (iii) prior to the completion of an Initial Public Offering will be subject to Section 7.6. In addition, CNET may not Transfer any of its rights under Sections 6.1 and 6.3 hereof.

          (e) Any Transfer or attempted Transfer by a Member in violation of this Section 7.1 shall be null and void and of no force or effect whatever. Each Member hereby further agrees to hold the LLC and each Member wholly and completely harmless from any cost, liability, or damage (including liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement.

          (f) For the avoidance of doubt, it is understood and agreed that the LLC may impose additional transfer restrictions with respect to newly-issued Units in connection with the issuance of such Units (or options or other rights to acquire Units).

     7.2 DISTRIBUTION AMONG MEMBERS. Upon the occurrence of a Permitted Transfer of an Interest during any Fiscal Year, Profits, Losses, each item thereof, and all other items attributable to such Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Chief Financial Officer of the LLC. All distributions on or before the date of a Permitted Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the LLC shall recognize a Permitted Transfer upon the Chief Financial Officer's receipt of (i) written notice stating the date such Interest was transferred and such other information as the Chief Financial Officer may reasonably require and (ii) the written agreement to be executed by the Transferee agreeing to be bound by the terms of this Agreement pursuant to the requirements of Section 7.1 hereof. The Chief Financial Officer and the LLC shall incur no liability for making allocations and distributions in accordance with the provisions of this Section 7.2 whether or not the Chief Financial Officer or the LLC has knowledge of any Transfer of ownership of any Interest.

     7.3  NBC OPTION.    (a)  At any time prior to the third anniversary of the
date hereof (the "OPTION EXERCISE PERIOD") (provided that if on such third anniversary a Buy/Sell process is pending pursuant to Section 7.5 (i.e. NBC Multimedia has delivered a First NBC Notice and the applicable CNET Veto has not been rescinded nor has a purchase and sale of Interests occurred under Section 7.5), the Option Exercise Period will be extended until 20 days after a valid rescission of the CNET Veto or 20 days after the closing of the relevant purchase and sale (as applicable)) NBC Multimedia shall have the option (the "NBC OPTION") to purchase from the LLC 14,805,556 newly issued Units (the "OPTION UNITS") for an aggregate purchase price of $31,635,802 (the "OPTION PRICE"). In the event the LLC has been converted to corporate form pursuant to
Section 7.9 hereof prior to the exercise by NBC Multimedia of the NBC Option, the corporate successor to the LLC will, in exchange for the NBC Option hereunder, issue an option to NBC Multimedia to purchase a number of shares of capital stock of such corporate successor as would have been issued in exchange for the Option Units had they been issued prior to such conversion to corporate form for an aggregate exercise price of $31,655,802, such option to be exercisable during the Option Exercise Period and otherwise on terms reasonably acceptable to NBC Multimedia and CNET.

          (b) If NBC Multimedia wishes to exercise the NBC Option, NBC Multimedia shall provide five (5) days prior written notice to the LLC. The closing with respect to any exercise of the NBC Option shall take place at the principal office of the LLC on the fifth day after exercise by NBC Multimedia of the NBC Option, PROVIDED that all orders, consents and approvals of Governmental Authorities legally required for the closing of such sale shall have been obtained and be in effect. Payment of the Option Price to the LLC shall be by certified check or immediately available funds against the delivery of a duly executed assignment of the Units so purchased, and such Units shall be delivered to NBC free and clear of all Liens of any nature whatsoever. The NBC Option may be exercised by NBC at any time and from time to time during the Option Exercise Period in whole or in part, in which event the Option Price for such partial exercise will be determined on a pro rata basis. The proceeds from any exercise of the NBC Option will be used solely to repay Indebtedness guaranteed by NBC in accordance with Section 6.4(b) until such Indebtedness is reduced to zero.

     7.4  NBC CALL.    (a)   At any time during the period commencing on the
fourth anniversary of the date hereof and ending on the fifth anniversary of the date hereof (the "CALL EXERCISE PERIOD") (provided that if on such fifth anniversary a Buy/Sell process is pending pursuant to Section 7.5 (i.e. NBC Multimedia has delivered a First NBC Notice and the applicable CNET Veto has not been rescinded nor has a purchase and sale of Interests occurred under Section 7.5), the Call Exercise Period will be extended until 20 days after a valid rescission of the CNET Veto or 20 days after the closing of the relevant purchase and sale (as applicable)), NBC Multimedia shall have the right (the "NBC CALL") to purchase a number of Units equal to the number of Call Units at the time of the closing of the purchase of Units pursuant to the NBC Call; PROVIDED that in the event the LLC has been converted to corporate form pursuant to Section 7.9 hereof prior to the exercise by NBC Multimedia of the NBC Call, NBC Multimedia shall have the right to purchase from CNET all the corresponding amount of equity security or securities of the newly-formed corporation into which such Units were converted (including any additional securities issued as a result of subsequent stock splits or other similar adjustments to such corresponding amount of equity security or securities) and the "Call Units" shall refer thereto and CNET will at all times continue to own (and not Transfer) a sufficient number of such securities to satisfy its obligations hereunder. If NBC Multimedia wishes to exercise the NBC Call, NBC shall provide thirty (30) days prior written notice to CNET. The purchase price for the Call Units shall equal eighty percent (80%) of the Fair Market Value of the Call Units as of the date of NBC's notice of exercise of the NBC Call, payable as set forth in Section 7.4(c). The NBC Call may be exercised by NBC Multimedia only once, and only in whole and not in part.

          (b) For purposes of Section 7.4(a), "FAIR MARKET VALUE" of the Call Units as of any exercise date shall be determined as follows:

          (i) Following an Initial Public Offering, the "Fair Market Value" shall be based on the average closing prices of the Securities subject to the NBC Call quoted on the Nasdaq Stock Market or other principal securities exchange on which such Securities are listed, for the sixty (60) trading days prior to such exercise date.

          (ii) prior to an Initial Public Offering, the "Fair Market Value" shall be equal to the fair market value of the Call Units as determined in good faith by NBC Multimedia and CNET, subject to Section 7.4(b)(iii) below. For purpose of this Section 7.4(b)(ii) and Section 7.4(b)(iii), the fair market value of the Call Units shall be determined as if all of the outstanding Units were being sold in a single transaction and the proceeds of such sale distributed to the Members in accordance with their respective Percentage Interests.

          (iii) In the event that NBC Multimedia and CNET fail to agree on the "Fair Market Value" within sixty (60) days of such exercise date pursuant to Section 7.4(b)(ii) above, then each Member shall, within fifteen (15) days of the expiration of such 60-day period, submit in writing to a nationally recognized investment banking firm not having any substantial relation with either Member and reasonably acceptable to each Member (an "INDEPENDENT FIRM"), a proposed "Fair Market Value" together with documentation supporting such Fair Market Value (each such submission, a "PROPOSED FMV"). If the difference between the two Proposed FMVs is less than or equal to ten percent (10%) of the higher Proposed FMV, the "Fair Market Value" shall be the average of the two Proposed FMVs. In all other cases, the Independent Firm shall determine, within fifteen (15) days of receipt of the Proposed FMVs and supporting documentation, a fair market value for the Call Units, and the Proposed FMV closest to such the fair market value determined by the Independent Firm shall be the "Fair Market Value" and shall be final and binding on the parties for all purposes hereof. In the event that the Members fail to agree on an Independent Firm within fifteen (15) days of the expiration of such 60-day period, each of the Members shall select a nationally-recognized investment banking firm, and the two investment banking firms proposed by the Members shall select a third nationally-recognized investment banking firm to serve as the Independent Firm, and the Members shall be required to submit their Proposed FMV's to such Independent Firm within fifteen (15) days thereafter. Failure by either Member to submit a Proposed FMV to the Independent Firm (or failure to propose an investment banking firm as the Independent Firm) shall, following receipt of written notice by the failing Member and a 15-day cure period thereafter, be deemed to result in the selection of the Proposed FMV or the proposed Independent Firm, as the case may be, of the non-defaulting Member.

          (c) The closing with respect to any exercise of the NBC Call shall take place at the principal office of the LLC on the tenth business day after final determination of Fair Market Value as provided in Section 7.4(b) hereof, PROVIDED that all orders, consents and approvals of Governmental Authorities legally required for the closing of such sale shall have been obtained and be in effect. At such closing, NBC shall deliver (i) cash or a certified check or checks in the appropriate amount or (ii) at its option, common stock of NBC or a parent of NBC, against the delivery of a duly executed assignment of the Call Units so purchased; PROVIDED that (1) such common stock is listed on the Nasdaq Stock Market or another national securities exchange at the time of the closing under this Section 7.4(c), (2) the value of such common stock shall be based on the average closing prices of such common stock on the principal exchange on which such common stock is listed during the thirty (30) days prior to the closing under this Section 7.4(c) and (3) promptly (but in any event no later than 10 days) following the closing under this Section 7.4(c), NBC or NBC's parent (as applicable) shall file a shelf registration statement with the Securities and Exchange Commission to register such shares for resale, shall use its best efforts to have such registration statement declared effective as soon as practicable thereafter and shall enter into a registration rights agreement with the CNET with respect to such common stock in the form of Exhibit 7.4(c) hereto. The Call Units shall be delivered to NBC free and clear of all Liens of any nature whatsoever.

     7.5  SALE IN THE EVENT OF A VETO.    (a)   In the event that the Manager
designees of CNET fail to approve any action approved by a majority of the Board of Managers and the LLC is prohibited from taking such action (a "CNET VETO") either (i) pursuant to Section 6.3(c), 6.3(d) or 6.3(e) at any time prior to the first anniversary of the date hereof unless such CNET Veto concerned an action proposed to be taken with NBC or any Affiliate of NBC, (ii) pursuant to Section 6.3(h) hereof at any time prior to the first anniversary of the date hereof or
(iii) pursuant to any subsection of Section 6.3 at any time after the first anniversary of the date hereof, NBC Multimedia shall have the right to propose the sale of all of the NBC Holders' or the CNET Holders' Interests and the NBC Option and NBC Call (in each case if not previously exercised or terminated) as set forth in this Section 7.5(a) (the "FIRST VALUATION RIGHT"). If NBC Multimedia wishes to exercise its First Valuation Right upon the exercise of a CNET Veto, NBC Multimedia shall provide written notice to CNET of such exercise (a "FIRST NBC NOTICE") within fifty (50) days of the relevant CNET Veto. If NBC Multimedia exercises its First Valuation Right, CNET may retract the CNET Veto and terminate NBC's First Valuation Right with respect to such CNET Veto (provided that such termination shall not in any way affect and NBC Multimedia shall retain all rights pursuant to this Section 7.5 with respect to any future CNET Veto) by providing NBC Multimedia written notice thereof no later than five
(5) days after receipt of a First NBC Notice, PROVIDED that CNET may only retract a maximum of two CNET Vetoes in any calendar year. In the event that CNET retracts a CNET Veto in accordance with the immediately preceding sentence, the matter that was the subject of the CNET Veto shall be deemed approved for all purposes of Section 6.3. No later than ten (10) days after the delivery of a First NBC Notice, NBC Multimedia shall deliver a written notice to CNET (an "NBC VALUATION NOTICE") setting forth the Buy/Sell Valuation. If NBC Multimedia does not provide CNET with a First Valuation Notice in a timely manner in accordance with this Section 7.5(a), all rights of NBC Multimedia pursuant to this Section 7.5 with respect to such CNET Veto shall terminate, PROVIDED that such termination shall not in any way affect and NBC Multimedia shall retain all rights pursuant to this Section 7.5 with respect to any future CNET Veto. The First Valuation Notice shall constitute (A) an irrevocable offer by each of the NBC Holders to sell to CNET (x) all the NBC Holders' Interests, at a purchase price per Unit equal to the NBC Buy/Sell Valuation Price, (y) the NBC Option (if not previously exercised in full or terminated) for a cash purchase price equal to the NBC Option Valuation and (z) the NBC Call (if not previously exercised or terminated) for a cash purchase price equal to the NBC Call Valuation and (B) an irrevocable offer by NBC Multimedia to purchase all the CNET Holders' Interests at a cash purchase price per Unit equal to the CNET Buy/Sell Valuation Price. CNET shall have 30 days from receipt of the NBC Valuation Notice (the "CNET EXERCISE PERIOD") to provide irrevocable written notice to NBC Multimedia (a "CNET EXERCISE NOTICE") that it exercises either CNET's right to purchase or the CNET Holders right to sell as described in (A) or (B) above, as the case may be, of the preceding sentence and any determination by CNET will be final and binding on all CNET Holders. If CNET delivers a CNET Exercise Notice, then such CNET Exercise Notice will, subject to the terms of this Section 7.5, constitute a binding agreement among the CNET Holders and the NBC Holders to effect the purchases and sales provided in this Section 7.5. If CNET fails to deliver a CNET Exercise Notice, then CNET shall be irrevocably deemed to have elected for each of the CNET Holders to sell their Interests to NBC Multimedia in accordance with this Section 7.5 and, subject to the terms of this Section 7.5, a binding agreement will exist among the CNET Holders and the NBC Holders to effect such purchase and sale.

          (b) For purposes hereof, "BUY/SELL VALUATION" means an aggregate value for all outstanding Units of the LLC. Based upon the Buy/Sell Valuation, the NBC Buy/Sell Valuation Price and CNET Buy/Sell Valuation Price will be determined as follows:

          (i) The Buy/Sell Valuation is divided by the number of outstanding Units to get the "PRELIMINARY BUY/SELL PER UNIT VALUATION." The Preliminary Buy/Sell Per Unit Valuation is then multiplied (A) by the number of outstanding Units held by CNET Holders to get the "AGGREGATE CNET VALUATION" and (B) by the number of outstanding Units held by NBC Holders to get the "AGGREGATE NBC VALUATION", in each case subject to adjustment in clauses (ii) and (iii) below."

          (ii) If the NBC Option has been previously exercised in full or has terminated without exercise, then no adjustments are made to account for the NBC Option. If the NBC Option has not been previously exercised in full or terminated and the Preliminary Buy/Sell Per Unit Valuation is equal to or less than the NBC Option exercise price per Unit, then no adjustments are made to account for the NBC Option. If the NBC Option has not been previously exercised in full or terminated and the Buy/Sell Per Unit Valuation determined pursuant to clause (i) above is greater than the NBC Option exercise price per Unit, then the following adjustments are made:
     The Buy/Sell Valuation is increased by an amount equal to the aggregate exercise price of the unexercised NBC Option (the "OPTION REVISED BUY/SELL VALUATION"). The Option Revised Buy/Sell Valuation is then divided by the sum of (x) the number of outstanding Units plus (y) the Units issuable upon exercise of the NBC Option to get the "OPTION REVISED BUY/SELL PER UNIT VALUATION." The Option Revised Buy/Sell Per Unit Valuation is then multiplied (A) by the number of outstanding Units held by CNET Holders to get the "ADJUSTED AGGREGATE CNET VALUATION" and (B) by the number of outstanding Units held by the NBC Holders to get the "ADJUSTED AGGREGATE NBC VALUATION."

          (iii) If the NBC Call has been exercised or terminated without exercise, then no adjustments are made to account for the NBC Call. If the NBC Call has not been previously exercised or terminated, then the Aggregate CNET Valuation as determined by clause (i) and adjusted pursuant to clause (ii) (if applicable) is reduced by an amount equal to the product of (x) 0.20 multiplied by (y) the Preliminary Buy/Sell Per Unit Valuation or the Preliminary Option Revised Buy/Sell Per Unit Valuation (as applicable) multiplied by (z) the number of Call Units.

          (iv) For purposes of Section 7.5(a), the "NBC BUY/SELL VALUATION PRICE" equals the amount obtained by dividing (x) the Aggregate NBC Valuation (determined in accordance with clause (i) above and as adjusted pursuant to clause (ii) above (if applicable)) by (y) the number of outstanding Units held by the NBC Holders.

          (v) For purposes of Section 7.5(a), the "CNET BUY/SELL VALUATION PRICE" equals the amount obtained by dividing (x) the Aggregate CNET Valuation (determined in accordance with clause (i) above and as adjusted pursuant to clause (ii) and/or clause (iii) above (if applicable)) by (y) the number of outstanding Units held by the CNET Holders.

          (vi) For purposes of Section 7.5(a), the NBC Option Valuation equals the sum of (x) the number of Units for which the NBC Option is then exercisable multiplied by (y) the Option Revised Buy/Sell Per Unit Valuation MINUS the exercise price per Unit pursuant to the NBC Option.

          (vii) For purposes of Section 7.5(a), the NBC Call Valuation equals the amount, if any, by which the Aggregate CNET Valuation is reduced pursuant to clause (iii) above.

          (c) The closing of any sale of Units and other rights pursuant to this Section 7.5 shall take place at the principal office of the LLC on the 60th day after NBC Multimedia's receipt of the CNET Exercise Notice (or, if no CNET Exercise Notice is delivered, the expiration of the 30 day period for delivering such CNET Exercise Notice) (the "TRIGGER DATE"), PROVIDED, that all material orders, consents and approvals of Governmental Authorities legally required for the closing of such sale shall have been obtained and be in effect. At such closing, the purchasing Member shall deliver, at its option, either (A) cash or a certified check or checks in the appropriate amount (unless other consideration has been mutually agreed upon by the CNET Holders and the NBC Holders) or (B) common stock as provided below, to the selling Members against the delivery of a duly executed assignment of the Interest (and, if applicable, other rights) so purchased. The selling Members shall deliver the Interests (and, if applicable, the NBC Option and NBC Call) to the purchasing Member free and clear of all Liens of any nature whatsoever. In lieu of paying cash, NBC Multimedia or CNET (as applicable) may deliver common stock of such Member or a parent of such purchasing Member having a value (determined as provided below) equal to the purchase price, PROVIDED that (1) such common stock is listed on the Nasdaq Stock Market or another securities exchange at the time of closing under this Section 7.5(c), (2) the value of such common stock shall be based on the average closing price of such common stock on the principal exchange on which such common stock is listed during the forty (40) trading days ending on the 20th trading day after receipt of the NBC Valuation Notice, (3) promptly following (but in no event later than 10 days) the closing under this Section 7.5(c), the purchasing Member shall file a shelf registration statement with the Securities and Exchange Commission to register such shares for resale, shall use its best efforts to have such registration statement declared effective as soon as practicable thereafter and at the closing shall enter into a registration rights agreement with the selling Members with respect to such common stock in the form of Exhibit 7.4(c) hereto and (4) the party electing to pay in stock notifies the other in the CNET Exercise Notice (in the case of CNET) or within
five days of the Trigger Date (in the case of NBC Multimedia).   Notwithstanding
the foregoing, if the purchase price is going to be paid in common stock and the issuance of such common stock requires stockholder approval under applicable law or the rules of the principal stock exchange on which such stock is listed then
(x) provided that the provisions in clause (y) below are satisfied, the closing of the purchase will be conditioned on obtaining the required stockholder approval and the closing will not occur until the latter of the date specified in the first sentence of this Section 7.5(c) or the second Business day after such stockholder approval is obtained, (y) prior to electing to pay in common stock the Person issuing the common stock and its Affiliates must obtain irrevocable proxies approving such issuance from any stockholder that together with his or its Affiliates beneficially owns 10% or more of the common stock (other than institutional holders who are Schedule 13G filers with respect to the relevant common stock) and at all times the issuer of the common stock and its Affiliates must use their best efforts to obtain the required stockholder approval and (z) if such stockholder approval is not obtained, the other Member (CNET or NBC Multimedia, as applicable) shall have an option, exercisable by delivering written notice with 30 days of the relevant stockholder vote, to purchase the Units and any related rights of the CNET Holders (in the case of NBC Multimedia) or the NBC Holders (in the case of CNET) based on the initial Buy/Sell Valuation and otherwise on the terms of this
Section 7.5. If CNET is the purchasing entity under this Section 7.5, then at the closing of the purchase CNET will cause either (A) all outstanding indebtedness of the LLC that is guaranteed by NBC or its Affiliate to be repaid and NBC or such Affiliate to be released from all obligations and liabilities relating thereto or (B) NBC or its Affiliate to otherwise be released from all obligations and liabilities relating to such guarantees and Indebtedness (and in either case, NBC will be released from all obligations and liabilities under
Section 6.4(b)).

          (d) NBC Multimedia (or its designees on the LLC Board of Managers) will notify the CNET designees on the Board of Managers at least five days prior to any vote of the Board of Managers if NBC Multimedia believes a CNET Veto will cause it to deliver a First NBC Notice, PROVIDED that such notice will not obligate NBC Multimedia to actually deliver a First NBC Notice.

     7.6  TAG-ALONG RIGHTS.    (a)  With respect to any proposed Transfer of LLC
Interests by a CNET Holder or a NBC Holder pursuant to clause (iii) or (iv) of
Section 7.1(c) or clause (iii) of Section 7.1(d) prior to an Initial Public Offering, the Member proposing such Transfer (the "TRANSFERRING MEMBER") shall have the obligation, and each CNET Holder, if the Transferring Member is a NBC Holder, or each NBC Holder if the Transferring Member is a CNET Holder (the "OTHER MEMBERS"), who is not then in breach of this Agreement, shall have the right, to require the proposed transferee to purchase from each such Other Members number of Units equal to the product (rounded to the nearest whole number) of (x) the Adjusted Percentage Interest of such Other Member and (y) the number of Units proposed to be sold in the contemplated sale, and at the same price per Unit and upon the same terms and conditions as to be paid and given to the Transferring Members, PROVIDED that in order to be entitled to exercise their right to sell Unit to the proposed transferee pursuant to this Section 7.6, the Other Members must agree to make substantially the same representations, warranties, covenants and indemnities and other similar agreements as the Transferring Members agree to make in connection with the proposed transfer of Units of the Transferring Members. Each Transferring Member shall give notice to the Other Members of each proposed Transfer giving rise to the rights of the Other Members set forth in the first sentence of this
Section 7.6 at least 20 days prior to the proposed consummation of such Transfer, setting forth the name of the Transferring Member, the number of Units proposed to be so transferred, the name and address of the proposed transferee, the proposed amount of consideration therefor and terms and conditions agreed to by the proposed transferee, the number of Units each Other Member may sell to such proposed transferee (in accordance with the first sentence of this Section 7.6), and a representation that the proposed transferee has been informed of the "tag-along" rights provided for in this Section 7.6 and has agreed to purchase Units in accordance with the terms hereof. The tag-along rights provided by this Section 7.6 must be exercised by an Other Member within 15 days following receipt of the notice required by the preceding sentence, by delivery of a written irrevocable notice to the Transferring Members indicating such other Member's exercise of its rights and specifying the amount of Units (up to the maximum amount of Units owned by such Other Member required to be purchased by the proposed transferee pursuant to the first sentence of this Section 7.6) it desires to sell. The Transferring Members shall be entitled under this Section
7.6 to transfer to the proposed transferee the amount of Units equal to the difference between the number referred to in clause (b) above and the aggregate amount of Units set forth in the written notices, if any, delivered by the Other Members pursuant to the preceding sentence. If the proposed transferee fails to purchase Units from any Other Member that has properly exercised its tag-along rights, then the Transferring Members shall not be permitted to make the proposed Transfer, and any such attempted Transfer shall be void and of no effect.

          (b) If the Other Members exercise their rights under Section 7.7(a), the closing of the purchase of the Units with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Member's LLC Interests.

     7.7 DRAG ALONG RIGHTS. If at any time (x) after the exercise in full or termination of the NBC Option and (y) prior to an Initial Public Offering, one or more Members (the "MAJORITY MEMBERS") enter into an agreement to consummate a transaction constituting a sale of all of their Units to a Person other than CNET, NBC or any of their respective Affiliates and the Units to be sold by such Majority Members constitute a majority of the outstanding Units (a "THIRD-PARTY SALE"), then upon the written demand of the Majority Members, the remaining Members shall agree to sell their Units in the Third Party Sale on the same terms and conditions as agreed to by the Majority Members, and each Member shall consent to and raise no objections to the proposed transaction and will take all other actions necessary or desirable to cause the consummation of such Third-Party Sale on the terms proposed by the Majority Members. Such actions shall include voting all LLC Interests in favor of any action of the LLC relating to such Third-Party Sale.

     7.8  CONVERSION TO CORPORATE FORM.    (a)  In the event that the Board of
Managers shall determine, subject to Section 6.3, that the business of the LLC should be conducted in the form of a corporation rather than a limited liability company so that an Initial Public Offering can occur, the Managers shall have the power, subject to Section 6.3, to incorporate the LLC or take such other action as it may deem advisable in light of such changed conditions, including, without limitation, creating one or more subsidiaries of the LLC and contributing to such subsidiaries any or all of the assets and liabilities of the LLC and distributing the capital stock of such subsidiary or subsidiaries pro rata to the Members. In connection with any such incorporation of the LLC, the Members shall receive, in exchange for their Interests and related Units, shares of capital stock of such corporation or its subsidiaries having the same relative economic interest in such corporation or subsidiaries as is set forth in this Agreement as among the holders of Interests in such LLC, subject in each case to modifications to the provisions of Section 6.1 to conform to the provisions relating to actions of shareholders and a board of directors set forth in the Delaware General Corporation Law, and which shares of capital stock will be subject to the NBC Option and NBC Call as provided in Sections 7.3 and
7.4 hereof. At the time of such conversion, the Members shall enter into a mutually acceptable shareholders agreement providing for (i) rights of approval over actions by the board of directors substantially equivalent to the rights of approval over actions of the Managers set forth in Sections 6.1, 6.2 and 6.3 hereof and (ii) restrictions on transfer and rights with respect to the NBC Option, NBC Call, sale in the event of exercise of a CNET Veto, right of first refusal, tag-along and drag-along rights set forth in Sections 7.1 through 7.8 hereof; provided that such restrictions shall not apply to sales in broadly disseminated public offerings subject to registration rights pursuant to the registration rights agreement referred to in Section 7.9(b) hereof.

          (b) Prior to taking such action to incorporate the LLC, the Managers shall submit to the Members, and the Members agree to approve in the form approved by the Board of Managers, subject to Section 6.3, the proposed forms of a certificate or articles of incorporation, by-laws, stockholders' agreement and any other governing documents proposed to be established for such corporation and its subsidiaries, if any. In addition, each of the Members agrees to take all action necessary with respect to their Units and Interests in order to approve any conversion to corporate form in accordance with this
Section 7.8. Upon conversion to corporate form, the corporate successor to the LLC shall enter into a registration rights agreement with each of the Members with respect to the equity securities of such corporate successor substantially in the form of Exhibit 7.9(b).


                                   ARTICLE VIII.

                     BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

     8.1  BOOKS AND RECORDS; AUDIT.    (a)  The LLC shall cause books and
records of the LLC to be maintained in accordance with generally accepted accounting principles, and shall give reports to the Members in accordance with prudent business practices and the Statute. There shall be kept at the principal office of the LLC, as well as at the office of record of the LLC, if different, all information required to be maintained by the LLC pursuant to the Statute.

          (b) Each Member that, together with its Affiliates, owns at least 5% of the outstanding Units (a "5% MEMBER") shall have the right upon reasonable request, for purposes reasonably related to the interest of that 5% Member, to inspect and copy during normal business hours any of the LLC books, records and reports required to be maintained in accordance with Section 8.1(a). Such right may be exercised by the 5% Member, or by that 5% Member's agent or attorney.
The determination of the Managers as to adjustments to the financial reports, books, records and returns of the LLC, in the absence of fraud or negligence, shall be final and binding upon the LLC and all of the Members.

     8.2  ACCOUNTING.    (a)  Within 60 days after the end of each fiscal
quarter and within 120 days after the close of each Fiscal Year of the LLC, the LLC shall cause to be prepared and submitted to each Member (i) the balance sheet as of the end of such period and a statement of income or loss and a statement of cash flows for such period and (ii) in the case of any Fiscal Year, an opinion of a nationally recognized accounting firm based upon their audit of the financial statements referred to in the preceding clause (i). Within 120 days after the end of each Fiscal Year, the LLC shall provide to the Members all information necessary for them to complete federal and state income tax returns.

          (b) For financial reporting purposes, the books and records of the LLC shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all transactions of the LLC and be appropriate and adequate for the purposes of the LLC.

          (c) To the extent permitted by the Code, the Regulations or other applicable law and regulations, the LLC may elect to use a method of accounting that permits accelerated deductions.

          (d) In case of a Transfer of all or part of the Interest of any Member, the LLC may elect, pursuant to Section 734, 743 and 754 of the Code to adjust the basis of the assets of the LLC.

     8.3 BANK ACCOUNTS. The bank accounts of the LLC shall be maintained in such banking institutions as the Managers or the authorized Officers shall determine.

     8.4  TAX MATTERS.    (a)  NBC Multimedia shall be designated as "Tax
Matters Partner" (as defined in Code section 6231) (the "TAX MATTERS PARTNER"), to represent the LLC (at the LLC's expense) in connection with all examination of the LLC's affairs by tax authorities, including resulting judicial and administrative proceedings, and to expend LLC funds for professional services and costs associated therewith. In its capacity as Tax Matters Partner, the designated Person shall oversee the LLC tax affairs in the overall best interests of the LLC as he may reasonably determine.

          (b) The Tax Matters Partner on behalf of the LLC may make all elections for federal income tax purposes.

          (c) The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agrees to be bound by the provisions of this Section 8.4 in reporting their shares of the LLC income and loss for income tax purposes.


                                    ARTICLE IX.

                            TERMINATION AND DISSOLUTION

     9.1  DISSOLUTION.    (a)  The LLC shall be dissolved upon the occurrence
of:

          (i) the determination of the Board of Managers, to dissolve the LLC; or

          (ii) the written approval to dissolve the LLC by Members holding a majority of the outstanding Units, PROVIDED that (a) for as long as CNET and its Permitted Transferees hold in the aggregate at least 5% of the outstanding Units the approval of CNET will also be required and (b) for as long as NBC Multimedia and its Permitted Transferees hold in the aggregate at least 5% of the outstanding Units the approval of NBC Interactive will also be required, in each case subject to Section 6.3.

          (b) The withdrawal, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminated the Member's continued membership in the LLC shall not result in the dissolution of the LLC.

          (c) As soon as possible after the occurrence of any of the events specified in Section 9.1(a) above, the LLC shall make any filings required by the Statute and shall cease to carry on its business, except insofar as may be necessary for the winding-up of its business, but the LLC's separate existence shall continue until the certificate of cancellation of the Certificate of Formation has been filed with the Secretary of State or until a decree dissolving the LLC has been entered by a court of competent jurisdiction.

     9.2 DISTRIBUTION OF NET PROCEEDS. During the winding-up period, the Members shall continue to divide Net Profits and Losses and Available Cash Flow in the same manner and the same priorities as provided for in Articles IV and V hereof. The proceeds from the liquidation of Property shall be applied in the following order:

          (a) To the payment of creditors (including expenses of winding up and payments to any present or former Members who have made loans or advances to the LLC) in the order of priority as provided by law;

          (b) To the Members in accordance with the positive balance in their respective Capital Accounts after adjustments for all allocations of Net Profits and Net Loss during the Fiscal Year in which dissolution of the LLC occurs. Notwithstanding the provisions of Section 4.1 of the Agreement, Net Profits and Net Loss of the LLC resulting from the sale or other disposition of all or substantially all of the LLC assets or otherwise associated with the liquidation of the LLC shall be allocated in a manner designed, to the extent possible, to cause the Capital Account balance of each Member to equal the amount that would be distributed to such Member if all of the LLC Assets were distributed to the Members in accordance with their respective Percentage Interests at the time of the distribution.

     9.3 DISTRIBUTION OF PROPERTY. Distributions of LLC assets other than cash pursuant to Section 9.2 shall be treated as a distribution of cash equal to the fair market value of the Property as of the date of distribution, less any liabilities to which the Property is subject or which the distributee Member assumes upon distribution. Capital Accounts will be credited with a deemed allocable share of gain or loss upon distribution pursuant to Section 4.1 hereof. The amount of the deemed gain shall equal the difference between the fair market value of the Property distributed and the adjusted tax basis of the Property as determined for federal income tax purposes.

                                     ARTICLE X.

                                  INDEMNIFICATION

     10.1 INDEMNIFICATION OF THE MEMBERS. The LLC shall indemnify and hold harmless the Managers, the Officers, the Members, their Affiliates and their respective officers, directors, employees and agents and the heirs, executors, successors and assigns of each of the foregoing (individually, an "INDEMNITEE") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or in connection with the business of the LLC, regardless of whether the Indemnitee continues to be an Officer, a Member, an Affiliate, or an officer, director, employee or agent of the Member at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Statute and all other applicable laws; PROVIDED, that an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee's conduct did not constitute bad faith, willful misconduct, gross negligence or a material breach of this Agreement. The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of NOLO CONTENDERE or its equivalent shall not, of itself, create a presumption that such Indemnitee's conduct constituted bad faith, willful misconduct, gross negligence or a material breach of this Agreement. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee's successors, assigns and legal representatives. The provisions of this Article X shall in no way alter, amend or limit the indemnification obligations of the Members under the Contribution Agreement, including without limitation the obligations of CNET with respect to "Retained Liabilities" as defined in the Contribution Agreement, and to the extent that a Member is obligated under the Contribution Agreement to provide any indemnification for any "Losses and Expenses" (as defined in the Contribution Agreement), any indemnity of such Member under this Article X with respect to such "Losses and Expenses" shall not apply.

     10.2 EXPENSES. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 10.1 shall, from time to time, be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an undertaking reasonably acceptable in form and substance to the Board of Managers by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 10.1.

     10.3 INDEMNIFICATION RIGHTS NON-EXCLUSIVE. The Indemnification provided by Section 10.1 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of the Members holding Interests, as a matter of law or equity or otherwise, both as to action in the Indemnitee's capacity as a Member, as an Affiliate or as an officer, director, employee or agent of a Member and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     10.4 ERRORS AND OMISSIONS INSURANCE. The LLC may purchase and maintain insurance, at the LLC's expenses, on behalf of the Members and such other Persons as the Managers or the authorized Officers shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the LLC and/or the Members' acts or omissions as the Members of the LLC regardless of whether the LLC would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     10.5 ASSETS OF THE LLC. Any indemnification under Section 10.1 shall be satisfied solely out of the assets of the LLC. No Member shall be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.


                                    ARTICLE XI.

                                     [RESERVED]


                                    ARTICLE XII.

                              MISCELLANEOUS PROVISIONS

     12.1 INTEGRATION; AMENDMENTS. This Agreement contains the entire agreement of the Members, and supersedes all prior written and oral agreement's understandings and negotiations, with regard to the matters contained herein.

     12.2 AMENDMENTS. Subject to Section 6.3 (b), this Agreement may be adopted, altered, amended or repealed and a new limited liability company agreement may be adopted by the Members who hold, in the aggregate, a majority of the outstanding Units, provided that the last sentence of Section 5.1 and Sections 3.4, 6.5(b), 7.3, 7.4, 7.5, 7.7, and 7.8 and this Section 12.2 cannot be altered, amended or repealed without the written consent of both NBC Multimedia and CNET and PROVIDED FURTHER that (a) for as long as CNET and its Permitted Transferees hold in the aggregate at least 5% of the outstanding Units the approval of CNET will also be required for the amendment of any other Section and (b) for as long as NBC Multimedia and its Permitted Transferees hold in the aggregate at least 5% of the outstanding Units the approval of NBC Multimedia will also be required for the amendment of any other Section.

     12.3 SURVIVAL; BINDING EFFECT. Each Member's respective rights and obligations hereunder may not be assigned, transferred, pledged, or encumbered, in any manner, direct or indirect, contingent or otherwise, in whole or in part, voluntarily, without the prior written consent of the other Members, except to their Affiliates, PROVIDED that no such assignment will relieve the assigning party of any of its obligations hereunder, and PROVIDED FURTHER that the foregoing restriction shall not apply to any assignment by operation of law to any successor Person in any merger or consolidation. This Agreement shall be binding upon, and inure to the benefit of, all the parties and their respective successors, legal representatives and assigns permitted in accordance with this
Section 12.3.

     12.4 SEVERABILITY. In the event any Section, or any sentence within any Section, is declared by a court of competent jurisdiction to be void or unenforceable, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

     12.5   NOTIFICATION OR NOTICES.  Except for notices to be given under
Article VI for purposes of meetings of Members, any notice in connection with this Agreement shall be in writing and shall be delivered by air courier or by facsimile at the addresses or facsimile numbers given below. If notice is given by: (a) air courier, notice shall be deemed given when recorded on the records on the air courier as received by the receiving party; or (b) facsimile, notice shall be deemed given upon transmission, if on a business day and during business hours in the country of receipt; otherwise, notice shall be deemed to have been given at 9:00 A.M. on the next Business Day in the country of receipt.

     If to NBC:

            National Broadcasting Company, Inc.
            30 Rockefeller Plaza
            New York, New York 10112
            Attn.:  Marty Yudkovitz, President Interactive Media
            Facsimile:  (212) 664-5561

            with a copy to:

            National Broadcasting Company, Inc.
            30 Rockefeller Plaza
            New York, New York 10112
            Attn.:  Richard Cotton, Executive Vice President & General Counsel
            Facsimile:  (212) 664-2648

If to CNET:

            CNET, Inc.
            150 Chestnut Street
            San Francisco, CA  94111
            Attention:  President
            Facsimile:  415-395-9330

            With a copy to:

            Hughes & Luce, L.L.P.
            1717 Main Street, Suite 2800
            Dallas, Texas 75201
            Attention: Jon L. Mosle, III
            Facsimile: 214-939-5849

     If to any other Member, to the address set forth for such Member on the books and records of the LLC.

     12.6 SECTION HEADINGS. The captions of the Articles or Sections in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting this Agreement.

     12.7   GOVERNING LAW; SUBMISSION TO JURISDICTION: WAIVER OF JURY TRIAL.
(a) THIS AGREEMENT AND ALL COLLATERAL MATTERS RELATING HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

            (b)     Each of the parties hereby irrevocably and unconditionally:

            (i) submits for itself and its property in any legal action or proceeding relating to this agreement, to the non-exclusive general jurisdiction of the Courts of the State of New York in New York County, the Courts of the United States of America for the Southern District of New York in New York County, and appellate courts from any thereof;

            (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

            (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in
     Section 9.1 or at such other address of which the other party shall have been notified pursuant thereto;

            (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in paragraph (i) hereof is not available despite the intentions of the parties hereto; and

            (v) waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement, or any Implementing Agreement, or any other instrument or document delivered pursuant hereto, or any other claim or dispute howsoever arising, to which the parties are party. This waiver is informed and freely made.

     12.8 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     12.9 FURTHER ACTIONS. Each of the Members agrees to execute, acknowledge and deliver such additional documents, and take such further actions, as may reasonably be required from time to time to carry out each of the provisions, and the intent, of this Agreement, and every agreement or document relating hereto, or entered into in connection herewith.

     12.10 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

     12.11 PARTITION. The Members agree that the Property that the LLC may own or have an interest in is not suitable for partition. Each of the Members hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any Property the LLC may at any time have an interest in.

     12.12 THIRD PARTY BENEFICIARIES. There are no third party beneficiaries of this Agreement except any Persons as may be entitled to the benefits of
Section 10.1 hereof.

     12.13 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement as of the date first written above.

                                        NBC MULTIMEDIA, INC.


                                        By /s/ Martin Yudkovitz
                                          ----------------------------
                                        Name:  Martin Yudkovitz
                                        Title: President


                                        CNET, INC.


                                        By /s/ Shelby Bonnie
                                          ----------------------------
                                        Name:  Shelby Bonnie
                                        Title: Chief Operating Officer and
                                               Executive Vice President

EXHIBITS

Exhibit 1.1              Outstanding Units
Exhibit 6.4(a)           Initial Budget
Exhibit 7.4(c)           Registration Rights Agreement
Exhibit 7.9(b)           Registration Rights Agreement


SCHEDULES

Schedule 6.4(b)          Terms of Guaranteed Indebtedness


                                          1